ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Agreement") is made as of this 1st day of November, 1993, by and between CONFEDERATION LIFE INSURANCE COMPANY, a mutual life insurance company incorporated in Canada ("Lender"), WEST STEWARTS MILL ASSOCIATES, L.P., a Georgia limited partnership ("Borrower") and SHOPTAW-JAMES, INC., a Georgia corporation ("Escrow Agent").

                           W I T N E S S E T H:

     WHEREAS, Borrower executed that certain Real Estate Note dated August 6, 1987 in favor of Lender in the original principal amount of Three Million Seven Hundred Twenty-Five Thousand and No/100 Dollars ($3,725,000.00), as amended by that certain First Amendment to Real Estate Note ("First Amendment") dated November 27, 1987 by and between Lender and Borrower, and as further amended by that certain Modification of Real Estate Note ("Second Amendment") dated November 21, 1988 by and between Lender and Borrower, and as further amended by that certain Third Amendment to Real Estate Note ("Third Amendment") dated as of the date hereof by and between Lender and Borrower (as so amended, the "Note"); and

     WHEREAS, the Note is secured by (among other things) that certain Deed to Secure Debt and Security Agreement dated August 6, 1987, executed by Borrower in favor of Lender and recorded at Deed Book 571, Page 388 of the Douglas County, Georgia records, as amended by that certain First Amendment to Deed to Secure Debt and Security Agreement dated November 27, 1987 by and between Borrower and Lender and recorded at Deed Book 589, Page 208, aforesaid records, and as further amended by that certain Second Amendment to Deed to Secure Debt and Security Agreement dated as of the date hereof by and between Borrower and Lender (as so amended, the "Security Deed"), which Security Deed encumbers certain improved commercial real estate located in Douglas County, Georgia described on Exhibit A attached hereto and made a part hereof (the "Property"), which Property is generally known as Park Plaza Shopping Center.

     WHEREAS, in consideration of Lender's agreement to modify the interest rate and payment schedule under the Note as contemplated by the Third Amendment, Lender has requested and Borrower has agreed to deposit with Escrow Agent the Security Deposits and Net Operating Income from the Property to be held and disbursed in the manner hereinafter set forth.

     NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements set forth herein, and in the Third Amendment, Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Lender, Borrower and Escrow Agent, the parties hereto hereby agree as follows:

     1. Appointment of Escrow Agent. Borrower and Lender do hereby appoint Escrow Agent to perform the duties of Escrow Agent hereunder, and Escrow Agent hereby accepts such appointment and agrees to perform the duties and obligations imposed upon it by this Agreement.

     2. Payments to Escrow Agent. Commencing on November 20, 1993 and within twenty (20) days of the end of each calendar month thereafter through the date on which all amounts evidenced or secured by the Note and Security Deed have been paid in full (the "Escrow Term"), Borrower shall deliver to Escrow Agent the Net Operating Income and all Security Deposits related to the Property.

          All amounts paid by Borrower to Escrow Agent hereunder shall be held and disbursed by Escrow Agent in the manner hereinafter set forth. Borrower's payment of Net Operating Income due on or before November 20, 1993 shall be for the month of October, 1993. Escrow Agent hereby acknowledges receipt of $9,717.83 in Security Deposits from Borrower.

     3. Disbursement of Escrow Funds. So long as no Event of Default shall have occurred and be continuing under the Note or the Security Deed, Lender and Borrower agree that the Escrow Funds shall be used to refund Security Deposits to tenants which have not forfeited same under their lease at the Property and pay such tenant improvement costs, leasing commissions paid to third parties and Charter Properties, Inc., Borrower's legal fees pertaining specifically to the leasing of space at the Property or property management, and major repairs and replacements of the improvements located on the Property which are reasonable and customary in the market in which the Property is located ("Capital Expenditures"), and improvements to the Property which are approved by Lender in its sole and absolute discretion. In order to obtain a disbursement of Escrow Funds, Borrower shall deliver a written request to Escrow Agent and Lender (a "Funding Request") containing such documentation, evidence and lien waivers (in the case of brokerage fees or expenses for construction, maintenance or repairs) as Lender shall reasonably request ("Backup Documentation") to substantiate the expenses to be funded from the Escrow Funds and satisfy any lien rights associated with such items of expense. Disbursements of the Escrow Funds under this Agreement shall thereafter be made by Escrow Agent only upon receipt of written directions from Lender approving in whole or in part the Funding Request. Within ten (10) calendar days of receipt of any Funding Request, Lender shall notify Escrow Agent of the amount, and the manner in which Escrow Funds are to be distributed.
Lender, at its option, may require Escrow Agent to distribute Escrow Funds to Borrower, or directly to any third parties who are entitled to receive any portion of the Escrow Funds. Lender shall not be obligated to request disbursements of the Escrow Funds more often than once in any calendar month; provided, however, Lender hereby agrees that it shall also review and approve (or disapprove) a Funding Request within ten (10) days of a written request by Borrower containing the Backup Documentation and a fully executed lease for space at the Property.

          Except as set forth in Section 6.6 of said Third Amendment, in addition to disbursements for Capital Expenditures and Security Deposits, in the event the Escrow Funds (excluding Security Deposits which have not been forfeited by any tenant) shall exceed One Hundred Thousand Dollars ($100,000) at the end of any calendar quarter during the Escrow Term, the amount of Escrow Funds in excess of said $100,000 shall be paid to Lender and applied against the outstanding principal balance under the Note.

     4. Escrow Funds as Security for Loan. The Escrow Funds shall constitute additional collateral for the indebtedness and obligations of Borrower under the Note and Security Deed. Borrower does hereby grant to Lender security title and a continuing, general lien upon and security interest in the Escrow Funds in order to secure Borrower's obligations under the Note and Security Deed. Upon any default by Borrower under the Note or the Security Deed which extends beyond any applicable grace or cure period provided under the Note or the Security Deed, Lender may, at its option, notify Escrow Agent that such default has occurred and direct Escrow Agent to immediately deliver all or any portion of the Escrow Funds to Lender. Escrow Agent shall be entitled and is hereby directed to rely solely on directions from Lender with respect to the occurrence of such a default and any disbursement of the Escrow Funds to Lender as a result thereof.

     5. Investment of Escrow Funds. Escrow Agent shall promptly deposit any Escrow Funds in an interest-bearing account with The Chattahoochee National Bank and shall leave said funds deposited in such account until disbursed as provided in this Agreement. Interest accruing from time to time with respect to the Escrow Funds shall be reported for federal and state income tax purposes as income of Borrower. All interest earned on the Escrow Funds shall remain in and become part of the Escrow Funds. Borrower hereby represents and warrants that its Federal Employer Identification Number is 58-1651242.

     6. Payment of Escrow Funds to Lender. Lender and Borrower hereby agree that in the event any amounts of the Escrow Funds are disbursed to Lender pursuant to Section 6.5(b) of the Third Amendment, no prepayment premium shall be payable to Lender under the Note solely as a result of such amounts being paid in advance of the maturity date of the Note.

     7. Escrow Agent Fees. Escrow Agent shall be entitled to a fee of $350.00 per year as compensation for its holding and administration of the Escrow Funds. Escrow Agent shall deduct said compensation from the Escrow Funds held under this Agreement.

     8. Substitute Escrow Agent. Upon written agreement of Lender and Borrower, Lender and Borrower, at their discretion, may appoint a substitute escrow agent at any time hereafter upon written notice to Escrow Agent. Such new escrow agent shall thereupon become successor to the Escrow Agent and shall be vested with all powers, duties and obligations herein conferred upon Escrow Agent in the same manner and to the same extent as if originally named herein. Upon appointment of a new escrow agent and a transfer by Escrow Agent to such new escrow agent of the Escrow Funds, Shoptaw-James, Inc. shall be released from and relieved from all obligations and liability arising hereunder from and after the date of such transfer.

     9. Release and Indemnity. Lender and Borrower hereby release and discharge Escrow Agent from all matters with respect to the subject matter hereof (except for Escrow Agent's negligence or intentional wrongdoing) and agree that in performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for those caused by Escrow Agent's negligence or intentional wrongdoing, and without limiting the generality of the foregoing, Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement. Lender and Borrower, jointly and severally, hereby agree to indemnify and hold harmless Escrow Agent against any and all loss, claims, damages, liabilities and expenses, which may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance of the appointment as Escrow Agent hereunder, or the performance of its duties hereunder, except with respect to its negligence or intentional wrongdoing.

     10. Disputes. Notwithstanding anything contained in this Agreement to the contrary, in the event of any dispute between Lender and Borrower, or in the event that Escrow Agent is given contrary instructions by Lender and Borrower, Escrow Agent, at its option, shall be permitted to tender into the registry of the Superior Court of Cobb County, Georgia all monies held by it, together with such documents and pleadings as it may deem appropriate, and interplead Lender and Borrower with respect thereto, whereupon Escrow Agent's liabilities and obligations hereunder shall be terminated.

     11. Time of Essence. Time is of the essence of each and every provision in this Agreement.

     12. Binding. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective representatives, heirs, successors, and assigns; provided, however, that Escrow Agent may not delegate any of its duties, obligations, or responsibilities hereunder to any other person or entity without the prior written consent of Lender and Borrower.

     13. Notices. Any notice, request, demand, instruction, or other communication (a "Notice") to be given to any party concerning this Agreement may be given by the party or its counsel and shall be deemed to have been properly sent and given when delivered by hand or when sent by certified mail, return receipt requested, or by reputable courier service. If delivered by hand, a Notice shall be deemed to have been sent, given, and received when actually received by the addressee. If sent by certified mail, a Notice shall be deemed to have been sent and given when properly deposited with the United States Postal Service, with the proper address and postage paid therewith, and shall be deemed to have been received on the third (3rd) business day following the date of such deposit, whether or not actually received by addressee. If sent by courier service, a Notice shall be deemed to have been sent and given when actually delivered by said courier service. The addresses to which Notices shall be sent are:

If to Borrower:     West Stewarts Mill Associates, L.P.
                    c/o Charter Properties, Inc.
                    1815 The Exchange
                    Suite 100
                    Atlanta, Georgia 30339
                    Attn:  Mr. Charles H. Lesley, President

If to Lender:       Confederation Life Insurance Company
                    260 Interstate North
                    Atlanta, Georgia 30339
                    Attn:  Ms. Peggy A. Ramsey

With a copy to:     Confederation Life Insurance Company
                    260 Interstate North
                    Atlanta, Georgia 30339
                    Attn:  Monty S. Levy, Esq., Assistant Counsel

If to Escrow Agent: Shoptaw-James, Inc.
                    5871 Glenridge Drive
                    Suite 200
                    Atlanta, Georgia 30339
                    Attn:  Mr. Larry Brown

Each party shall have the right to change the address to which Notices to it are to be sent by giving written notice of said change to the other parties as provided in this Section. If any Notice actually shall not be received by the addressee due to said addressee's failure or refusal to furnish to the other party an accurate current address or due to the addressee's failure or refusal to accept a delivery tendered at the address specified in or pursuant to this Section, then, in such event, said Notice conclusively shall be deemed to have been received by addressee on the earlier to occur of (a) the time specified in this Section, or (b) when a delivery attempt was made to the address specified in or pursuant to this Section.

     14. Participation in Negotiation and Preparation. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

     16. Third Amendment. The terms and provision of the Third Amendment are incorporated herein by this reference and made a part hereof in the same manner as if set forth herein in full. In the event of any conflict between the terms of this Agreement and the terms of said Third Amendment, the terms of the Third Amendment shall control and be binding.

     17. Capitalized Terms. The capitalized terms used in this Agreement shall have the meaning attributed to them in the Third Amendment unless otherwise defined herein.

     IN WITNESS WHEREOF, the duly authorized representatives of Lender, Borrower and Escrow Agent have executed this Agreement under seal as of the date first written above.

                              LENDER:

                              CONFEDERATION LIFE INSURANCE
                              COMPANY, a mutual insurance company
                              incorporated in Canada

                              By:/s/ Ross D. Friend
                                 --------------------------------
                              Name:  Ross D. Friend
                                   ------------------------------
                              Title: Legal Vice President
                                    -----------------------------

                              By:/s/ Kevin Ellis
                                 --------------------------------
                              Name:  Kevin Ellis
                                   ------------------------------
                              Title: Manager Mortgage Investments
                                    -----------------------------



                              BORROWER:

                              WEST STEWARTS MILL ASSOCIATES, L.P.
                              (successor by name change to West Stewarts
                              Mill Associates, Ltd.), a Georgia limited partnership


                              By: /s/ Charles H. Lesley    (SEAL)
                                 --------------------------
                              Name: Charles H. Lesley,
                                    its sole general partner


                              ESCROW AGENT:

                              SHOPTAW-JAMES, INC.


                              By:/s/ Larry D. Brown
                                 --------------------------------
                              Name:  Larry D. Brown
                                   ------------------------------
                              Title: Vice President
                                    -----------------------------


                              Attest:/s/ Rebecca J. Dumont
                                     ----------------------------
                              Name:  Rebecca J. Dumont
                                   ------------------------------
                              Title: Associate Manager - Loan
                                      Servicing
                                    -----------------------------

                              (CORPORATE SEAL)
                                 EXHIBIT A
                                 ---------

TRACT A
-------

ALL THAT TRACT OR PARCEL OF LAND lying, situated and being in Land Lots 129 and 130 of the 2nd District, 5th Section, Douglas County, Georgia, which tract is more particularly described as follows:

TO FIND THE POINT OF BEGINNING, commence at the common corner of Land Lots 129, 130, 159 and 160 of said District and Section; running thence along the westerly land lot line of Land Lot 129 South 01 degrees 24' 28" East
637.36 feet to an iron pin placed and THE POINT OF BEGINNING; FROM SAID POINT OF BEGINNING AS THUS ESTABLISHED, thence South 63 degrees 09' 44" East 152.49 feet to an iron pin found on the northwesterly right-of-way line of Georgia Highway No. 5 (at which point said road has an 80-foot right-of-way); thence along the northwesterly right-of-way line Of Georgia Highway No. 5 and along the arc of a curve to the left (said curve being subtended by a chord bearing South 17 degrees 08' 50" West and having a chord distance of 94.49 feet) an arc distance of 94.56 feet to a point located on said right-of-way line; thence continuing along said right-of-way line South 14 degrees 32' 55" West 115.98 feet to a point located on said right-of-way line; thence leaving said right-of-way line South 88 degrees 46' 22" West 324.59 feet to a point; thence South 01 degree 13' 37" East 5.00 feet to a point; thence South 88 degrees 46' 23" West 285.00 feet to a point; thence North 08 degrees 46' 23" East 470.13 feet to an iron pin placed; thence South 89 degrees 36' 17" East 391.54 feet to an iron pin placed; thence South 01 degree 19' 10" East 140.00 feet to an iron pin found; thence South 63 degrees 00' 18" East 71.62 feet to an iron pin placed that is THE POINT OF BEGINNING; said tract or parcel containing 5.53 acres (being designated "Tract B"), per plat of survey prepared for West Stewarts Mill Associates, Ltd. and Confederation Life Insurance Company by Crawford-Williams Assoc., Inc., dated August 11, 1986, last revised July 27, 1987, and bearing the certification of Douglas C. Crawford, Georgia Registered Land Surveyor No. 1833.

TRACT B
-------

ALL THAT TRACT OR PARCEL OF LAND situated, lying and being in Land Lots 129 and 130 of the 2nd District, 5th Section, Douglas County, Georgia, and being more particularly described as follows:

BEGINNING at a point in the centerline of a branch (which point is located South 01 degrees 39' 46" East a distance of 281.69 feet from the common corner of Land Lots 129, 130, 159 and 160, said District, Section and County, as measured along the easterly land lot line of said Land Lot 130); thence in a southeasterly direction along the centerline of said branch and following the meanderings thereof generally along the following courses and distances: South 80 degrees 42' 14" East 50.76 feet; South 70 degrees 45' 11" East 39.61 feet: South 60 degrees 22' 46" East 85.20 feet; South 45 degrees 00' 00" East 49.46 feet; North 81 degrees 47' 08" East 40.38 feet; North 88 degrees 08' 56" East 23.90 feet; South 75 degrees 57' 53" East
80.38 feet to a point in the westerly right-of-way line of Georgia Highway 5 (an 80-foot right-of-way); thence South 36 degrees 04' 12" West along said westerly right-of-way line 47.13 feet to a point; thence South 35 degrees 59' 28" West, continuing along said westerly right-of-way line,
49.95 feet to a point; thence South 36 degrees 02' 07" West, continuing along said westerly right-of-way line, 71.37 feet to a right-of-way monument; thence southwesterly, continuing along said westerly right-of-way line, along a curve to the left (said curve having a chord length of 200.99 feet on a bearing of South 28 degrees 19' 04" West) an arc distance of
201.69 feet to an iron pin found, which iron pin is located northeasterly
591.70 feet, as measured along said westerly right-of-way line, from the intersection of said westerly right-of-way line with the northerly right-of-way line of West Stewarts Mill Boulevard (a 90-foot right-of-way); thence North 63 degrees 09' 44" West, leaving said westerly right-of-way line, 152.55 feet to an iron pin placed in the westerly line of Land Lot 129 (which is also the easterly line of Land Lot 130), said District, Section and County; thence North 63 degrees 00' 19" West 71.62 feet to an iron pin found; thence North 01 degree 19' 10" West 140.00 feet to an iron pin placed; thence North 01 degree 15' 53" West 105.17 feet to an iron pin found; thence South 79 degrees 27' 11" East 65.27 feet to an iron pin found in the easterly line of said Land Lot 130 (which is also the westerly line of Land Lot 129); thence North 01 degree 39' 46" West along said easterly land lot line 89.95 feet to THE POINT OF BEGINNING; said tract containing
2.27 acres as shown on a survey for West Stewarts Mill Associates, Ltd. and Confederation Life Insurance Company, prepared by Crawford-Williams Assoc., Inc., dated July 2, 1987, and bearing the certification of Douglas C. Crawford, Georgia Registered Land Surveyor No. 1833.

TOGETHER WITH:

As to both Tracts A and B above:
-------------------------------

All of the rights, benefits and privileges appertaining to such Tracts under and pursuant to that certain Declaration of Reciprocal Easements and Restrictions, dated December 19, 1985, by West Stewarts Mill Associates, Ltd., a Georgia limited partnership, recorded in Deed Book 496, page 26, records of Douglas County, Georgia, as amended by that certain First Amendment to Declaration of Reciprocal Easements and Restrictions, dated September 16, 1986, by West Stewarts Mill Associates, Ltd., a Georgia limited partnership, recorded in Deed Book 528, page 452, aforesaid records.